AMENDMENT
TO EXPENSE LIMITATION AGREEMENT
BETWEEN OLD MUTUAL FUNDS I AND OLD MUTUAL CAPITAL, INC.
EFFECTIVE JANUARY 1, 2009

AS AMENDED JANUARY 1, 2010

This Amendment to the Expense Limitation Agreement effective January 1, 2009 (the “Agreement”), by and between Old Mutual Funds I and Old Mutual Capital, Inc., is made as of January 1, 2010.

WHEREAS, the parties to the Agreement wish to amend the Agreement.

NOW THEREFORE, BE IT RESOLVED, that the Agreement is hereby amended as follows:

1.	Schedule A to the Agreement is hereby replaced with the Schedule A attached hereto.
2.	The Agreement shall continue in effect through December 31, 2010.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the day and year first written above.

Old Mutual Funds I		Old Mutual Capital, Inc.

By:	/s/ Julian F. Sluyters	By:	/s/ Mark E. Black
Name:	Julian F. Sluyters	Name:	Mark E. Black
Title:	President	Title:	Senior Vice President and Chief Financial Officer
Date:	September 22, 2009	Date:	September 22, 2009

SCHEDULE A

TO EXPENSE LIMITATION AGREEMENT BETWEEN
OLD MUTUAL FUNDS I AND OLD MUTUAL CAPITAL, INC.
EFFECTIVE JANUARY 1, 2009

AS AMENDED JANUARY 1, 2010

Fund	Share Class	Expense Limit

Old Mutual Asset Allocation Conservative Portfolio	A	0.61%
	C	1.36%
	Z	0.36%
	Institutional	0.36%

Old Mutual Asset Allocation Balanced Portfolio	A	0.64%
	C	1.39%
	Z	0.39%
	Institutional	0.39%

Old Mutual Asset Allocation Moderate Growth Portfolio	A	0.57%
	C	1.32%
	Z	0.32%
	Institutional	0.32%

Old Mutual Asset Allocation Growth Portfolio	A	0.57%
	C	1.32%
	Z	0.32%
	Institutional	0.32%

Old Mutual Analytic Fund	A	1.55%
	C	2.30%
	Z	1.30%
	Institutional	1.25%

Old Mutual Copper Rock Emerging Growth Fund	A	1.67%
	Z	1.42%
	Institutional	1.22%

Old Mutual International Equity Fund	A	1.52%
	Z	1.27%
	Institutional	1.02%